Exhibit 99.1

One Penn Plaza, Suite 2832

New York, NY 10119

www.presidio.com

For Immediate Release

Presidio, Inc. Announces Completion of Acquisition by Affiliates of Funds Advised by BC Partners

New York, NY – December 19, 2019 – Presidio, Inc. (NASDAQ:PSDO) (together with its subsidiaries, “Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers, today announced the completion of its acquisition by affiliates of funds advised by BC Partners in an all-cash transaction valued at approximately $2.2 billion, including Presidio’s net debt.

The transaction, which was announced on August 14, 2019, was approved by Presidio’s stockholders on November 6, 2019. In connection with the closing of the transaction, the Company will be wholly owned by affiliates of funds advised by BC Partners and will continue to operate as Presidio, Inc. Presidio’s common stock will be delisted from the Nasdaq Global Select Market.

Bob Cagnazzi, Chief Executive Officer of Presidio, said, “We are extremely excited to partner with BC Partners on Presidio’s next chapter. We believe our relationship with BC Partners will allow us to accelerate our growth, giving us the flexibility to provide our clients with the highest quality, optimal and innovative solutions for their complex and evolving IT needs, and at the same time providing our employees with an environment that continues to make Presidio a great place to work.”

“Presidio is a world-class business led by an outstanding management team that consistently delivers for its partners and clients. We are excited to support the Company in its growth initiatives and strategic investment opportunities,” said Fahim Ahmed, partner at BC Partners.

LionTree Advisors acted as financial advisor to Presidio, and Wachtell, Lipton, Rosen & Katz acted as its legal counsel. Citi, J.P. Morgan Securities LLC and RBC Capital Markets acted as financial advisors and Kirkland & Ellis LLP acted as legal counsel to BC Partners.

ABOUT PRESIDIO

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions to create agile, secure infrastructure platforms for its customers. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2019, we serve approximately 7,900 middle-market, large, and government organizations across a diverse range of industries. Approximately 2,900 Presidio professionals, including more than 1,600 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $3.0 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. For more information visit: www.presidio.com.

ABOUT BC PARTNERS

BC Partners is a leading international investment firm with over €22 billion of assets under management in private equity, private credit and real estate. Established in 1986, BC Partners has played an active role in developing the European buy-out market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners Private Equity has completed 111 private equity investments in companies with a total enterprise value of €135 billion and is currently investing its tenth private equity fund. For more information, please visit www.bcpartners.com.

Source: Presidio, Inc.

CONTACT INFORMATION

Investor Relations Contact:

Ed Yuen

866-232-3762

investors@presidio.com

Media Relations Contact:

Catherine Johnson

626-818-9287

Pro-bcpartners@prosek.com